EXHIBIT 1

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of B.O.S. Better Online Solutions Ltd. dated as of July __, 2008 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned, shall be filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

July 23, 2008

DS Apex Holdings Ltd. /s/ Ido Neuberger —————————————— By: Ido Neuberger Title: CEO

Apex Investments Ltd. /s/ Ido Neuberger —————————————— By: Ido Neuberger Title: CEO

Yuvalim Pension Fund Ltd. /s/ Eyal Shlesinger —————————————— By: Eyal Shlesinger Title: CEO

Yuvalim Provident and Hishtalmut Fund Management Ltd. /s/ Barouch Sagi —————————————— By: Barouch Sagi Title: Acting CEO

Apex Mutual Funds Ltd. /s/ Dudi Katash —————————————— By: Dudi Katash Title: CEO